Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 17, 2017: - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter ended September 30, 2017.

For the three months ended September 30, 2017, the Company reported sales of $3,582,816 compared to sales of $4,213,705 for the same period last year. The Company reported a net loss of $167,925, or $0.07 per basic and diluted share, compared to a net loss of $64,066 or $0.03 per basic and diluted share for the same period last year.

For the six months ended September 30, 2017, sales were $6,901,053 versus $7,392,312 for the same period last year. The Company reported a net loss of $711,588, or $0.31 per basic and diluted share, compared to a net loss of $453,745 or $0.20, per basic and diluted share for the corresponding 2016 period.

“The primary reason for the decrease in sales for the three and six month period was the deferral to the third quarter of fiscal 2018 of a large purchase by one customer which comparatively purchased products during the first half of fiscal 2017. The Company continues to grow its new construction business and expects this trend to continue into calendar year 2018. ” said Harvey Grossblatt CEO of Universal Security Instruments Inc.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

— more —

Universal/Page 2

UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended September 30,
	2017	2016
Sales	$3,582,816	$4,213,705
Net loss	(167,925)	(64,066)
Loss per share:
Basic and diluted	$(0.07)	$(0.03)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Six Months Ended September 30,
	2017	2016
Sales	$6,901,053	$7,392,312
Net loss	(711,588)	(453,745)
Loss per share:
Basic and diluted	$(0.31)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

	September 30,
	2017	2016
ASSETS

Cash	$257,637	$141,792
Accounts receivable and amount due from factor	2,284,565	1,892,297
Inventory	5,851,393	4,996,042
Prepaid expenses	291,476	211,165
TOTAL CURRENT ASSETS	8,685,071	7,241,296

INVESTMENT IN HONG KONG JOINT VENTURE	10,638,820	11,332,924
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	109,123	122,998
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$19,437,014	$18,701,218

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$1,046,749	$662,991
Accounts payable	4,488,308	2,290,158
Accrued liabilities	127,183	114,686
TOTAL CURRENT LIABILITIES	5,662,240	3,067,835

COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at September 30, 2017 and 2016	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	251,842	1,996,795
Accumulated other comprehensive income	613,962	727,618
TOTAL SHAREHOLDERS’ EQUITY	13,774,774	15,633,383

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,437,014	$18,701,218